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                                                                    EXHIBIT 12.1

  COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES - FAIR ISAAC CORPORATION
                        (IN THOUSANDS, EXCEPT RATIO DATA)


                                                          YEAR ENDED SEPTEMBER 30,
                                          --------------------------------------------------------
                                            2000        2001        2002        2003        2004
                                          --------    --------    --------    --------    --------
Earnings:
     Income before income taxes           $ 47,070    $ 76,853    $ 53,098    $172,140    $168,815
                                          --------    --------    --------    --------    --------

Fixed charges:
     Interest expense                           75         122       1,471      10,605      16,942
     Rent expense ( x 33.33%)                3,045       3,420       3,997       6,878       8,520
                                          --------    --------    --------    --------    --------
TOTAL FIXED CHARGES                          3,120       3,542       5,468      17,483      25,462
                                          --------    --------    --------    --------    --------


EARNINGS AVAILABLE FOR FIXED CHARGES      $ 50,190    $ 80,395    $ 58,566    $189,623    $194,277
                                          ========    ========    ========    ========    ========


Ratio of earnings to fixed charges (1)       16.09       22.70       10.71       10.85        7.63
                                          ========    ========    ========    ========    ========


(1) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges) by fixed charges (interest expense plus portion of rental expense that represents interest).